CHAMPION HOMES ANNOUNCES FOURTH QUARTER and FULL YEAR FISCAL 2025 RESULTS

Troy, Michigan, May 27, 2025 /Business Wire/ -- Champion Homes, Inc. (NYSE: SKY) (“Champion Homes”) today announced financial results for its fourth quarter and full year ended March 29, 2025 (“fiscal 2025”).

Fourth Quarter Fiscal 2025 Highlights (compared to Fourth Quarter Fiscal 2024)

•
Net sales increased 10.7% to $593.9 million
•
U.S. homes sold increased 5.1% to 5,941
•
Backlog increased 8.8% compared to March 2024 and increased 9.9% to $343.4 million from the sequential third quarter
•
Average selling price (“ASP”) per U.S. home sold increased 5.0% to $94,300
•
Gross profit margin expanded by 740 basis points to 25.7%1
•
Net income increased by $33.6 million to $36.3 million1
•
Earnings per diluted share (“EPS”) increased by $0.58 to $0.631
•
Adjusted EBITDA decreased 1.1% to $52.6 million
•
Adjusted EBITDA margin contracted by 110 basis points to 8.9%
•
Net cash generated by operating activities increased $41.9 million to $46.0 million
•
Repurchased $20.0 million of shares under the share repurchase program

Full Year Fiscal 2025 Highlights (compared to Full Year Fiscal 2024)

•
Net sales increased 22.7% to $2.5 billion
•
Gross profit margin expanded by 270 basis points to 26.7%
•
Earnings per share (“EPS”) increased 35.2% to $3.42
•
Net income increased by $51.7 million to $198.4 million
•
Adjusted EBITDA increased 16.2% to $285.1 million
•
Adjusted EBITDA margin contracted by 60 basis points to 11.5%
•
Net cash generated by operating activities increased $18.2 million to $240.9 million

1 Q4 fiscal 2024 impacted by $34.5 million of estimated remediation costs for water intrusion product liability.

“Champion delivered strong results across our family of brands and key business drivers in fiscal 2025,” said Tim Larson President and Chief Executive Officer of Champion Homes. “Our performance was driven by an unwavering focus on our customers and executing our strategy across all channels – reflecting the tenacity of the Champion team. We are focused on managing through the current market volatility and uncertainty while remaining confident in our strategy. As a result, we are investing in new products and services in support of our channel partners, and expanding our retail capabilities, including announcing today the acquisition of Iseman Homes."

Fourth Quarter Fiscal 2025 Results

Net sales for the fourth quarter fiscal 2025 increased 10.7% to $593.9 million compared to the prior-year period. The number of U.S. homes sold in the fourth quarter fiscal 2025 increased 5.1% to 5,941 driven by an increase in demand. The ASP per U.S. home sold increased 5.0% to $94,300 due to product mix, including a higher number of units sold through our company-owned retail sales centers. The number of Canadian factory-built homes sold in the quarter increased to 230 homes compared to 189 homes in the prior-year period due to higher demand in certain markets.

Gross profit increased by 55.0% to $152.5 million in the fourth quarter fiscal 2025 compared to the prior-year period. Gross profit margin was 25.7% of net sales, a 740-basis point expansion compared to 18.3% in the fourth quarter fiscal 2024. Gross margin expansion primarily reflects the absence of the $34.5 million product liability reserve recorded in the fourth quarter fiscal 2024. Adjusted gross profit increased 14.7% and margin expanded by 90-basis points year-over-year, reflecting a greater percentage of our total revenue generated through our company-owned retail sales centers.

Selling, general, and administrative expenses (“SG&A”) in the fourth quarter fiscal 2025 increased to $110.3 million from $90.6 million in the same period last year. SG&A during the quarter increased due to higher variable compensation from higher sales volumes as well as investments in new products, marketing, people and technology to support future growth. SG&A as a percentage of net sales was 18.6%, compared to 16.9% in the prior year period.

Net income increased by $33.6 million to $36.3 million for the fourth quarter fiscal 2025 compared to the prior-year period. The increase in net income was driven by higher sales and gross profit partially offset by higher SG&A in the quarter.

Adjusted EBITDA for the fourth quarter fiscal 2025 decreased by 1.1% to $52.6 million compared to the fourth quarter fiscal 2024. Adjusted EBITDA margin for the quarter was 8.9%, compared to 9.9% in the prior-year period.

As of March 29, 2025, Champion Homes had $610.3 million of cash and cash equivalents, an increase of $28.6 million in the current quarter. The Company repurchased and retired $20 million of its common stock during the fourth quarter under the previously announced repurchase program. On May 15, 2025, the Board of Directors refreshed the share repurchase authorization to provide for $100 million of potential future repurchases.

Full Year Fiscal 2025 Financial Highlights

For fiscal 2025, net sales were $2.5 billion which represents an increase of 22.7%, or $458.6 million, compared to fiscal 2024. The increase in net sales was primarily driven by the Regional Homes acquisition and higher organic U.S. homes sales compared to prior year. The U.S. housing segment also delivered higher ASPs as more homes were sold through captive retail compared to fiscal 2024.

Gross profit increased $178.2 million or 36.7% to $664.0 million in fiscal 2025, compared to $485.8 million in the prior year period. Gross margin expanded by 270-basis points to 26.7% of net sales for fiscal 2025, compared to fiscal 2024, reflecting the impact of increased home sales, increased sales through captive retail, and the impact of the $34.5 million water intrusion liability in fiscal 2024 that did not reoccur in fiscal 2025.

SG&A increased 37.5% to $427.0 million for fiscal 2025, compared to $310.6 million in the prior year period primarily due to the inclusion of Regional Homes for the entirety of fiscal 2025, higher variable compensation from higher sales volume and earnings as well as investments in people and technology to support future growth.

Net income for fiscal 2025 was $198.4 million compared to net income of $146.7 million for fiscal 2024, an increase of $51.7 million or 35.3% due to higher sales and gross profit, partially offset by higher SG&A spend.

Adjusted EBITDA for fiscal 2025 increased 16.2% to $285.1 million, compared to $245.3 million for fiscal 2024. Adjusted EBITDA margin contracted 60-basis points to 11.5% in fiscal 2025.

Conference Call and Webcast Information:

Champion Homes’ management will host a conference call today, May 27, 2025, at 8:30 a.m. Eastern Time, to discuss Champion Homes’ financial results and an update on current operations.

Investors and other interested parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Champion Homes’ website at ir.championhomes.com. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). A telephonic replay will be available approximately three hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13752878. The replay will be available until 11:59 P.M. Eastern Time on June 10, 2025.

About Champion Homes, Inc.:

Champion Homes, Inc. (NYSE: SKY) is a leading producer of factory-built housing in North America and employs approximately 9,000 people. With more than 70 years of homebuilding experience and 48 manufacturing facilities throughout the United States and western Canada, Champion Homes is well positioned with an innovative portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single-family, multi-family, and hospitality sectors.

In addition to its core home building business, Champion Homes provides construction services to install and set-up factory-built homes, operates a factory-direct retail business with 72 retail locations across the United States, and operates Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Champion Homes builds homes under some of the most well-known brand names in the factory-built housing industry including Champion Homes, Genesis Homes, Skyline Homes, Regional Homes, Athens Park Models, Dutch Housing, Atlantic Homes, Excel Homes, Homes of Merit, New Era, J. Redman Homes, ScotBilt Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) throughout this press release, Champion Homes has provided Non-GAAP financial measures, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted EPS, (collectively the “Non-GAAP Financial Measures”) which present operating results on a basis adjusted for certain items. Champion Homes uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. Champion Homes believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Champion Homes believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of Champion Homes’ financial results in accordance with U.S. GAAP.

Champion Homes defines Adjusted Gross Profit as gross profit or loss plus expenses or minus income for charges related to the remediation of the water intrusion product liability. Adjusted Gross Profit Margin is calculated as Adjusted Gross Profit as a percentage of net sales.

Champion Homes defines Adjusted EBITDA as net income or loss attributable to Champion Homes, Inc. plus expenses or minus income, (a) the provision for income taxes, (b) interest income or expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) non-cash restructuring charges and impairment of assets, (f) equity in net earnings or losses of ECN, (g) charges related to the remediation of the water intrusion product liability claims; and (h) other non-operating income and costs, including but not limited to those costs for the acquisition and integration or disposition of businesses, including the change in fair value of contingent consideration, and idle facilities. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by net sales reported in the income statements.

Champion Homes defines Adjusted Net Income as net income or loss attributable to Champion Homes, Inc. plus expenses or minus income (net of tax where applicable), (a) gain or loss from discontinued operations, (b) non-cash restructuring charges and impairment of assets, (c) equity in net earnings or losses of ECN, (d) charges related to the remediation of estimated water intrusion product liability, and (e) other non-operating income or expense including, but not limited to those costs for the acquisition and integration or disposition of businesses, including the change in fair value of contingent consideration, and idle facilities. Champion Homes defines Adjusted EPS as Adjusted Net Income divided by shares outstanding.

Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted EPS are not measures of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis. These Non-GAAP Financial Measures do not purport to represent cash flow provided by, or used in, operating activities as defined by U.S. GAAP. Champion Homes believes that similar Non-GAAP Financial Measures are commonly used by investors to evaluate its performance and that of its competitors. However, Champion Homes use of

Non-GAAP Financial Measures may vary from that of others in its industry. The Non-GAAP Financial Measures are reconciled from the respective measure under U.S. GAAP in the tables below.

Forward-Looking Statements

Statements in this press release, including certain statements regarding Champion Homes’ strategic initiatives, and future market demand are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "could," "should," "will," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Champion Homes. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include regional, national and international economic, financial, public health and labor conditions, and the following: supply-related issues, including prices and availability of materials; changes in U.S. trade policies, including tariffs or other trade protection measures; labor-related issues; inflationary pressures in the North American economy; the cyclicality and seasonality of the housing industry and its sensitivity to changes in general economic or other business conditions; demand fluctuations in the housing industry, including as a result of actual or anticipated increases in homeowner borrowing rates; the possible unavailability of additional capital when needed; competition and competitive pressures; changes in consumer preferences for our products or our failure to gauge those preferences; quality problems, including the quality of parts sourced from suppliers and related liability and reputational issues; data security breaches, cybersecurity attacks, and other information technology disruptions; the potential disruption of operations caused by the conversion to new information systems; the extensive regulation affecting the production and sale of factory-built housing and the effects of possible changes in laws with which we must comply; the potential impact of natural disasters on sales and raw material costs; the risks associated with mergers and acquisitions, including integration of operations and information systems; periodic inventory adjustments by, and changes to relationships with, independent retailers; changes in interest and foreign exchange rates; insurance coverage and cost issues; the possibility that all or part of our intangible assets, including goodwill, might become impaired; the possibility that all or part of our investment in ECN Capital Corp. ("ECN") might become impaired; the possibility that our risk management practices may leave us exposed to unidentified or unanticipated risks; the potential disruption to our business caused by public health issues, such as an epidemic or pandemic, and resulting government actions; and other risks set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section, and other sections, as applicable, in our Annual Reports on Form 10-K, including our Annual Report on Form 10-K for the fiscal year ended March 29, 2025 previously filed with the Securities and Exchange Commission (“SEC”), as well as in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, then the developments and future events concerning Champion Homes set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Champion Homes assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Name: Jason Blair

Email: jablair@championhomes.com

Phone: (248) 614-8211

CHAMPION HOMES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 29, 2025	March 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$610,338	$495,063
Trade accounts receivable, net	84,103	64,632
Inventories, net	360,629	318,737
Other current assets	31,428	39,870
Total current assets	1,086,498	918,302
Long-term assets:
Property, plant, and equipment, net	307,140	290,930
Goodwill	357,973	357,973
Amortizable intangible assets, net	64,712	76,369
Deferred tax assets	37,998	26,878
Other noncurrent assets	256,087	252,889
Total assets	$2,110,408	$1,923,341
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Floor plan payable	$106,091	$91,286
Accounts payable	65,136	50,820
Other current liabilities	280,081	247,495
Total current liabilities	451,308	389,601
Long-term liabilities:
Long-term debt	24,773	24,669
Deferred tax liabilities	7,350	6,905
Other liabilities	82,539	79,796
Total long-term liabilities	114,662	111,370

Stockholders' Equity:
Common stock	1,584	1,605
Additional paid-in capital	586,941	568,203
Retained earnings	975,981	866,485
Accumulated other comprehensive loss	(20,068)	(13,923)
Total stockholders’ equity	1,544,438	1,422,370
Total liabilities and stockholders' equity	$2,110,408	$1,923,341

CHAMPION HOMES, INC.

CONSOLIDATED INCOME STATEMENTS

(Unaudited, dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024

Net sales	$593,867	$536,363	$2,483,448	$2,024,823
Cost of sales	441,414	438,003	1,819,425	1,539,029
Gross profit	152,453	98,360	664,023	485,794
Selling, general, and administrative expenses	110,295	90,605	426,991	310,589
Operating income	42,158	7,755	237,032	175,205
Interest (income), net	(3,997)	(4,164)	(16,974)	(28,254)
Other expense (income)	1	(217)	(3,362)	2,604
Income before income taxes	46,154	12,136	257,368	200,855
Income tax expense	7,915	2,325	53,724	47,136
Net income before equity in net loss of affiliates	38,239	9,811	203,644	153,719
Equity in net loss of affiliates	538	7,023	2,004	7,023
Net income	37,701	2,788	201,640	146,696
Net income attributable to non-controlling interest	1,353	—	3,227	—
Net income attributable to Champion Homes, Inc	$36,348	$2,788	$198,413	$146,696
Net income per share:
Basic	$0.63	$0.05	$3.45	$2.55
Diluted	$0.63	$0.05	$3.42	$2.53

CHAMPION HOMES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, dollars in thousand)

	Year Ended
	March 29, 2025	March 30, 2024

Cash flows from operating activities
Net income	$201,640	$146,696
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,910	34,910
Equity-based compensation	18,269	19,560
Deferred taxes	(10,585)	(6,448)
Amortization of deferred financing fees	414	348
Loss on disposal of property, plant, and equipment	35	205
Foreign currency transaction loss	1,305	297
Equity in net loss of affiliates	2,004	7,023
Dividends from equity method investment	1,242	—
Change in fair value of contingent consideration	8,620	—
Change in assets and liabilities, net of businesses acquired:
Accounts receivable	(19,507)	18,910
Floor plan receivables	(22,601)	(15,391)
Inventories	(41,961)	22,424
Other assets	15,594	(14,579)
Accounts payable	14,424	(7,950)
Accrued expenses and other current liabilities	30,054	16,699
Net cash provided by operating activities	240,857	222,704
Cash flows from investing activities
Additions to property, plant, and equipment	(50,532)	(52,915)
Cash paid for acquisitions, net of cash acquired	—	(283,189)
Cash paid for equity method investment	—	(4,100)
Cash paid for investment in ECN common stock	—	(78,858)
Cash paid for investment in ECN preferred stock	—	(64,520)
Investment in floor plan loans	—	(18,466)
Proceeds from floor plan loans	2,745	15,721
Proceeds from disposal of property, plant, and equipment	1,632	649
Net cash used in investing activities	(46,155)	(485,678)
Cash flows from financing activities
Changes in floor plan financing, net	14,805	15,368
Payments on long term debt	—	(77)
Payments for repurchase of common stock	(79,999)	—
Stock option exercises	473	1,456
Tax payments for equity-based compensation	(8,317)	(5,883)
Net cash (used in) provided by financing activities	(73,038)	10,864
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(6,389)	(280)
Net increase (decrease) in cash, cash equivalents, and restricted cash	115,275	(252,390)
Cash, cash equivalents, and restricted cash at beginning of period	495,063	747,453
Cash, cash equivalents, and restricted cash at end of period	$610,338	$495,063

CHAMPION HOMES, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, dollars in thousand)

	Three Months Ended			Twelve Months Ended
	March 29, 2025	March 30, 2024	Change	March 29, 2025	March 30, 2024	Change
Reconciliation of Adjusted EBITDA:
Net income	$36,348	$2,788	$33,560	$198,413	$146,696	$51,717
Income tax expense	7,915	2,325	5,590	53,724	47,136	6,588
Interest (income), net	(3,997)	(4,164)	167	(16,974)	(28,254)	11,280
Depreciation and amortization	11,114	10,893	221	41,910	34,910	7,000
EBITDA	51,380	11,842	39,538	277,073	200,488	76,585
Equity in net loss of ECN	498	7,023	(6,525)	363	7,023	(6,660)
Change in fair value of contingent consideration	708	—	708	8,620	—	8,620
Product liability - water intrusion	—	34,500	(34,500)	—	34,500	(34,500)
Transaction costs	—	—	—	—	3,253	(3,253)
Other	—	(217)	217	(1,000)	—	(1,000)
Adjusted EBITDA	$52,586	$53,148	$(562)	$285,056	$245,264	$39,792

CHAMPION HOMES, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

(Unaudited, dollars and shares in thousands, except per share amounts)

(Certain amounts shown net of tax, as applicable)

	Three Months Ended		Twelve Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024

Net income attributable to Champion Homes, Inc.	$36,348	$2,788	$198,413	$146,696
Adjustments:
Equity in net loss of ECN	498	7,023	363	7,023
Change in fair value of contingent consideration	533	—	6,621	—
Change in product liability - water intrusion	—	26,393	—	26,393
Transaction costs	—	—	—	2,489
Other	—	(217)	(753)	—
Adjusted net income attributable to Champion Homes, Inc.	$37,379	$35,987	$204,644	$182,601
Adjusted basic net income per share	$0.65	$0.62	$3.56	$3.18
Adjusted diluted net income per share	$0.65	$0.62	$3.52	$3.15
Average basic shares outstanding	57,330	57,835	57,562	57,492
Average diluted shares outstanding	57,793	58,342	58,075	57,978

CHAMPION HOMES, INC.

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT

(Unaudited, dollars in thousand)

	Three months ended		Twelve Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Reconciliation of Adjusted Gross Profit:
Gross Profit	$152,453	$98,360	$664,023	$485,794
Product liability - water intrusion	—	34,500	—	34,500
Adjusted Gross Profit	$152,453	$132,860	$664,023	$520,294